press information

MOOG INC., EAST AURORA, NEW YORK 14052 TEL-716/652-2000 FAX -716/687-4457

release date	Immediate July 27, 2012	contact	Ann Marie Luhr 716-687-4225

MOOG’S THird Quarter EPS increase 16%

East Aurora, NY - Moog Inc. (NYSE: MOG.A and MOG.B) announced today third quarter earnings of $39 million, or $.85 a share, an increase of 16% over last year’s $.73 per share. Sales in the quarter of $611 million were up 5% from last year’s $583 million.

Aircraft sales in the quarter of $242 million were up 10%, or $22 million, from a year ago. Stronger military aircraft sales of $142 million included F-35 sales of $21 million, up 9%, and higher sales for V-22, up 6%. Aftermarket sales of $49 million were down 10% from a very strong third quarter a year ago. The decline in military aftermarket was partly due to lower V-22 activity related to the timing of shipments.

Commercial aircraft sales of $100 million were up $14 million, or 16%. Sales of OEM products to Boeing were unchanged at $34 million while Airbus sales were up 20%. Sales of controls for business jets were $11 million, or 6% higher than last year. Commercial aftermarket revenue, at $30 million, was 25% higher in the quarter due in part to initial provisioning of 787 spares.

Space and Defense sales of $87 million were 9% higher in the quarter. Space market sales were up 19% from last year on strength in commercial programs. The recent acquisition of Bradford Engineering added $2 million in sales. Defense sales were stronger, up 15%, on increased sales of components for tactical missiles and work on a Light Armored Vehicle program.

The Industrial Systems segment contributed sales of $158 million. Real sales growth of $10 million was largely offset by currency effects. Energy sales were up slightly at $47 million on increased sales of gas and steam turbine controls while wind energy sales were close to last year’s level. Industrial automation sales were softer, down 7%, primarily due to currency effects. Sales of test and simulation products were up $5 million, or 16%, as demand grows globally for flight simulators.

The Components segment had sales in the quarter of $90 million, up 3% from last year. Products sold into marine applications were higher at $12 million and industrial sales were 22% higher. Sales into the aerospace and defense markets were down 6%. Space and medical sales were unchanged.

The Medical Devices segment had sales of $34 million, down 12% from a record quarter a year ago but in line with the average for the year.

The current backlog of $1.3 billion was unchanged from the same quarter a year ago.

The Company affirmed its earnings per share guidance of $3.31, up 12% for the year ending September 2012. Sales are now forecast at $2.45 billion, with net earnings unchanged at $152 million.

The Company also provided its initial projections for fiscal 2013. Given the uncertain global industrial economic outlook, the Company’s initial forecast includes a sales range of $2.56 billion to $2.61 billion. The result would be net earnings in a range of $161 million to $170 million, and earnings per share of $3.50 to $3.70, a 6% increase at the low end and a 12% increase at the high end.

"The third quarter was another great quarter for the company with earnings up nicely from 12 months ago,” said John Scannell, CEO. “We are on track for a good finish to the year and planning to meet our target of $3.31 per share, a 12% increase over fiscal 2011. Each of our segments is contributing to this strong performance. As we look out to fiscal 2013, we are forecasting further growth in sales and earnings for the company. The economic turmoil in Europe and the potential cuts in US defense spending may present us with some challenges in the year ahead. However, our global presence and market diversity should serve us well as we manage our way through whatever challenges the macro environment may throw at us."

Moog Inc. is a worldwide designer, manufacturer, and integrator of precision control components and systems. Moog’s high-performance systems control military and commercial aircraft, satellites and space vehicles, launch vehicles, missiles, automated industrial machinery, wind energy, marine and medical equipment. Additional information about the Company can be found at www.moog.com.

Cautionary Statement

Information included or incorporated by reference in this report that does not consist of historical facts, including statements accompanied by or containing words such as “may,” “will,” “should,” “believes,” “expects,” “expected,” “intends,” “plans,” “projects,” “approximate,” “estimates,” “predicts,” “potential,” “outlook,” “forecast,” “anticipates,” “presume” and “assume,” are forward-looking statements. Such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance and are subject to several factors, risks and uncertainties, the impact or occurrence of which could cause actual results to differ materially from the expected results described in the forward-looking statements. These important factors, risks and uncertainties include:

•	the markets we serve are cyclical and sensitive to domestic and foreign economic conditions and events, which may cause our operating results to fluctuate;
•	we operate in highly competitive markets with competitors who may have greater resources than we possess;
•	we depend heavily on government contracts that may not be fully funded or may be terminated, and the failure to receive funding or the termination of one or more of these contracts could reduce our sales and increase our costs;
•	we make estimates in accounting for long-term contracts, and changes in these estimates may have significant impacts on our earnings;
•	we enter into fixed-price contracts, which could subject us to losses if we have cost overruns;
•	if our subcontractors or suppliers fail to perform their contractual obligations, our prime contract performance and our ability to obtain future business could be materially and adversely impacted;
•	contracting on government programs is subject to significant regulation, including rules related to bidding, billing and accounting kickbacks and false claims, and any non-compliance could subject us to fines and penalties or possible debarment;
•	the loss of Boeing or Lockheed Martin as a customer or a significant reduction in sales to either company could adversely impact our operating results;
•	if we are unable to adapt to technological change, demand for our products may be reduced;
•	our new product and research and development efforts may not be successful, which would result in a reduction in our sales and earnings;
•	our inability to adequately enforce our intellectual property rights or defend against assertions of infringement could prevent or restrict our ability to compete;
•	our indebtedness and restrictive covenants under our credit facilities could limit our operational and financial flexibility;
•	significant changes in discount rates, rates of return on pension assets, mortality tables and other factors could affect our earnings, equity and pension funding requirements;
•	a write-off of all or part of our goodwill or other intangible assets could adversely affect our operating results and net worth;
•	our sales and earnings growth may be reduced if we cannot implement our acquisition strategy;
•	we may incur losses and liabilities as a result of our acquisition strategy;
•	our operations in foreign countries expose us to political and currency risks and adverse changes in local, legal, tax and regulatory schemes;
•	government regulations could limit our ability to sell our products outside the United States and otherwise adversely affect our business;
•	the failure or misuse or our products may damage our reputation, necessitate a product recall or result in claims against us that exceed our insurance coverage, thereby requiring us to pay significant damages;
•	future terror attacks, war or other civil disturbances could negatively impact our business;
•	our facilities could be damaged by catastrophes which could reduce our production capacity and result in a loss of customers;
•	our operations are subject to environmental laws, and complying with those laws may cause us to incur significant costs; and
•	we are involved in various legal proceedings, the outcome of which may be unfavorable to us.

These factors are not exhaustive. New factors, risks and uncertainties may emerge from time to time that may affect the forward-looking statements made herein. Given these factors, risks and uncertainties, investors should not place undue reliance on forward-looking statements as predictive of future results. We disclaim any obligation to update the forward-looking statements made in this report.

Moog Inc.

CONSOLIDATED STATEMENTS OF EARNINGS

(dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	June 30,	July 2,	June 30,	July 2,
	2012	2011	2012	2011

Net sales	$611,221	$582,959	$1,836,809	$1,711,619
Cost of sales	427,803	414,075	1,283,826	1,210,922

Gross profit	183,418	168,884	552,983	500,697

Research and development	28,198	25,723	84,285	77,352
Selling, general and administrative	93,668	89,663	287,163	263,008
Interest	8,566	8,831	25,748	27,012
Other	(373)	(980)	(310)	(1,407)

Earnings before income taxes	53,359	45,647	156,097	134,732

Income taxes	14,488	11,809	45,432	36,872

Net earnings	$38,871	$33,838	$110,665	$97,860

Net earnings per share

Basic	$0.86	$0.74	$2.45	$2.15

Diluted	$0.85	$0.73	$2.42	$2.13

Average common shares outstanding

Basic	45,258,844	45,625,499	45,232,833	45,477,837

Diluted	45,707,738	46,187,026	45,723,097	46,050,856

Moog Inc.

CONSOLIDATED SALES AND OPERATING PROFIT

(dollars in thousands)

	Three Months Ended		Nine Months Ended
	July 2,	July 2,	July 2,	July 2,
	2012	2011	2012	2011
Net Sales

Aircraft Controls	$242,220	$220,691	$709,688	$622,672

Space and Defense Controls	87,138	79,689	265,343	263,226

Industrial Systems	157,871	156,404	483,971	456,000

Components	90,335	87,940	274,125	264,639

Medical Devices	33,657	38,235	103,682	105,082

Net sales	$611,221	$582,959	$1,836,809	$1,711,619

Operating Profit (Loss) and Margins

Aircraft Controls	$27,826	$22,935	$75,436	$62,298
	11.5%	10.4%	10.6%	10.0%

Space and Defense Controls	9,892	8,751	32,538	37,649
	11.4%	11.0%	12.3%	14.3%

Industrial Systems	15,880	13,864	50,978	44,129
	10.1%	8.9%	10.5%	9.7%

Components	12,657	13,365	41,165	41,423
	14.0%	15.2%	15.0%	15.7%

Medical Devices	1,358	1,157	4,445	(1,838)
	4.0%	3.0%	4.3%	(1.7%)
Total operating profit	67,613	60,072	204,562	183,661
	11.1%	10.3%	11.1%	10.7%

Deductions from Operating Profit

Interest expense	8,566	8,831	25,748	27,012

Equity-based compensation expense	750	744	5,540	5,919

Corporate expenses and other	4,938	4,850	17,177	15,998

Earnings before Income Taxes	$53,359	$45,647	$156,097	$134,732

Moog Inc.

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	June 30,	October 1,
	2012	2011

Cash	$139,450	$113,679

Receivables	710,100	655,805

Inventories	522,572	502,373

Other current assets	118,852	108,589

Total current assets	1,490,974	1,380,446

Property, plant and equipment	528,357	503,872

Goodwill and intangible assets	925,912	932,566

Other non-current assets	29,413	26,083

Total assets	$2,974,656	$2,842,967

Short-term borrowings	$103,699	$9,283

Current installments of long-term debt	279	1,407

Contract loss reserves	45,610	45,173

Other current liabilities	513,027	490,527

Total current liabilities	662,615	546,390

Long-term debt	617,395	714,757

Other long-term liabilities	391,958	389,929

Total liabilities	1,671,968	1,651,076

Shareholders' equity	1,302,688	1,191,891

Total liabilities and shareholders' equity	$2,974,656	$2,842,967